Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Resource Partners, L.P.
(877) 280-2857
(215) 405-2718 (fax)

ATLAS RESOURCE PARTNERS, L.P. REPORTS OPERATING AND

FINANCIAL RESULTS FOR THE SECOND QUARTER 2012

•

Atlas Resource Partners (ARP) reached record average net production of 62.5 Mmcfe/d for the second quarter 2012, a 57% increase from the sequential quarter and a 71% increase from the prior year quarter

•	Following the second quarter 2012, pro forma average net daily production reached a peak rate of approximately 102 Mmcfe/d, due to the closing of the Titan transaction in the Barnett Shale

•	ARP’s recent acquisitions in the Barnett Shale added approximately 527 Bcfe of net proved reserves, and increased total net proved reserves to over 700 Bcfe

•	ARP’s borrowing base increased on its revolving credit facility to $310 million in conjunction with the Titan acquisition

Philadelphia, PA – August 7, 2012 - Atlas Resource Partners, L.P. (NYSE: ARP) (“Atlas Resource” or “ARP”) today reported operating and financial results for the second quarter 2012.

Edward E. Cohen, Chief Executive Officer of Atlas Resource Partners, stated, “We are very pleased with our results in the second quarter, especially our record production level of over 62 Mmcfe per day. Nonetheless, this period should be seen as a mere prelude to the sharp acceleration in distributable cash flow that we anticipate in future quarters. We have taken the last several months to effectuate major transformations – acquisitions, new fields, new blockbuster wells, a new investor program – that are now generating and will increasingly generate substantial growth in distributable cash flow. We are happy to reconfirm our distribution guidance for the second half of 2012 in a range of $0.90 to $1.00 per unit, as well as full year 2013 distribution guidance in a range of $2.30 to $2.45 per unit, representing approximately a 50% increase from the current annualized distribution level of $1.60 per unit.”

Second Quarter 2012 Results

•	Adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP measure, of $16.6 million(1), or $0.50 per common unit, for the second quarter 2012;

•	Distributable cash flow, a non-GAAP measure, of $14.3 million(1), or $0.43 per common unit for the second quarter 2012;

•	ARP declared a cash distribution of $0.40 per limited partner unit for the second quarter 2012, at a coverage ratio of approximately 1.1x; and,

•

On a GAAP basis, net loss was $16.7 million for the second quarter 2012. The loss for the second quarter 2012 included acquisition costs related to the recent Barnett Shale transaction. Please see the reconciliation of GAAP net loss to adjusted EBITDA in the financial tables of this release for further information.

Matthew A. Jones, President of Atlas Resource Partners, added, “Since the closing of our acquisition of Titan in late July 2012, we have been able to commence our drilling plan for the Barnett Shale in order to drive substantial growth in production and cash flow from that region. We are also excited as we begin drilling in our new and high-returning development areas, particularly the Mississippi Lime in northwestern Oklahoma, the Utica Shale in eastern Ohio and the Marcellus Shale in northeastern Pennsylvania.”

(1)	A reconciliation of GAAP net loss to adjusted EBITDA and distributable cash flow is provided in the financial tables of this release.

*    *    *

Recent Events

Acquisition of Titan Operating, L.L.C.

On July 25, 2012, ARP acquired Titan Operating, L.L.C. (“Titan”), a privately held company based in Fort Worth, Texas. Through the Titan transaction, ARP acquired approximately 250 Bcfe of proved reserves and associated assets in the Barnett Shale in Texas. This transaction represents ARP’s second acquisition in the Barnett Shale in 2012, establishing a position of approximately 527 Bcfe of total net proved reserves in the region. ARP’s total net proved reserves pro forma for the acquisition are approximately 700 Bcfe, almost four times greater than its original net reserves upon first trading publicly in March 2012. The acquisition was funded through a private placement of approximately 3.8 million ARP common units and approximately 3.8 million newly-created Class B Convertible Preferred ARP units (or approximately $184 million in total equity consideration, based on the ARP closing price of $24.23 on the date of the transaction announcement on May 16, 2012), as well as approximately $15.4 million in cash for closing adjustments. Concurrent with the closing of the Titan transaction, ARP expanded the borrowing base on its revolving credit line from $250 million to $310 million.

Acquisition of Barnett Shale Assets from Carrizo

On April 30, 2012, ARP closed its acquisition of approximately 277 Bcfe of proved reserves, including undeveloped drilling locations, in the Barnett Shale in Texas from Carrizo Oil & Gas (NASD: CRZO) for approximately $190 million, or $0.69 per mcfe. The transaction was funded by a private placement of equity of approximately $120 million and approximately $70 million borrowed against ARP’s revolving credit facility.

E&P Operations

•

Average net daily production for the second quarter 2012 was 62.5 million cubic feet equivalents per day (“Mmcfe/d”), an increase of approximately 23.1 Mmcfe/d, or 59%, compared with the first quarter 2012. The increase was primarily due to the closing of the acquisition of Barnett Shale assets from Carrizo in April 2012, as well as additional legacy Marcellus Shale wells connected in southwestern Pennsylvania during the quarter.

•

During the second quarter 2012, ARP began initial drilling on locations in the oil & natural gas liquids (NGL) rich Mississippi Lime basin in northwestern Oklahoma. ARP is currently the operating partner in a 50/50 joint venture with Equal Energy, Ltd. (NYSE: EQU), in which the parties will develop locations in Alfalfa, Grant and Garfield Counties in Oklahoma.

Hedge Positions

•

ARP entered into additional derivative contracts during the second quarter 2012 for its natural gas and oil production. ARP currently has approximately 79.1 billion cubic feet equivalents of its future production hedged through 2016, including hedges associated with the Titan Barnett Shale production acquired on July 25, 2012. A summary of ARP’s current derivative positions as of August 7, 2012 is provided in the financial tables of this release.

Corporate Expenses

•

Cash general and administrative expense was $8.8 million for the second quarter 2012, a $5.5 million increase from $3.3 million for the prior year second quarter and a decrease of $0.5 million from the first quarter 2012. The increase from prior year second quarter was principally due to approximately $6.2 million of fees recognized in the prior year related to the transition service agreement with Chevron, which expired in the fourth quarter 2011.

•

Cash interest expense was $0.5 million for the second quarter 2012. As of June 30, 2012, ARP had $144.0 million outstanding under its revolving credit facility, which has a current borrowing base of $310 million, and had a cash position of $25.1 million.

*    *    *

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Resource Partners, L.P.’s second quarter 2012 results on Wednesday, August 8, 2012 at 9:00 am ET by going to the Investor Relations section of Atlas Resource’s website at www.atlasresourcepartners.com. For those unavailable to listen to the live broadcast, the replay of the webcast will be available following the live call on the Atlas Resource website and telephonically beginning at 11:00 a.m. ET on August 8, 2012 by dialing 888-286-8010, passcode: 74016861.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 8,600 producing natural gas and oil wells, representing approximately 700 Bcfe of net proved reserves, primarily in Appalachia and the Barnett Shale in Texas. ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 52% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 11% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the midcontinent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates seven active gas processing plants as well as approximately 9,100 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

*    *    *

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ARP cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, ARP’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; ARP’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ARP’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and ARP assumes no obligation to update such statements, except as may be required by applicable law.

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Gas and oil production	$19,460	$17,723	$36,624	$35,349
Well construction and completion	12,241	10,954	55,960	28,679
Gathering and processing	2,863	5,118	6,177	9,617
Administration and oversight	1,315	1,375	4,146	2,736
Well services	5,252	4,855	10,258	10,141
Other, net	(4,086)	(12)	(5,019)	(65)

Total revenues	37,045	40,013	108,146	86,457

Costs and expenses:
Gas and oil production	4,447	4,042	8,952	7,963
Well construction and completion	10,606	9,284	48,301	24,305
Gathering and processing	3,953	5,763	8,627	11,497
Well services	2,414	1,674	4,844	4,034
General and administrative	20,538	3,276	32,280	7,518
Depreciation, depletion and amortization	10,822	8,247	19,930	15,948

Total costs and expenses	52,780	32,286	122,934	71,265

Operating income (loss)	(15,735)	7,727	(14,788)	15,192

Gain (loss) on asset sales and disposal	(16)	48	(7,021)	48
Interest expense	(956)	—	(1,106)	—

Net income (loss)	$(16,707)	$7,775	$(22,915)	$15,240

Allocation of net income (loss):
Portion applicable to owner’s interest (period prior to the transfer of assets on March 5, 2012)	$—	$7,775	$250	$15,240
Portion applicable to common limited partners and general partner’s interests (period subsequent to the transfer of assets on March 5, 2012)	(16,707)	—	(23,165)	—

Net income (loss)	$(16,707)	$7,775	$(22,915)	$15,240

Allocation of net loss attributable to common limited partners and the general partner:
General partner’s interest	$(334)	$—	$(463)	$—
Common limited partners’ interest	(16,373)	—	(22,702)	—

Net loss attributable to common limited partners and the general partner	$(16,707)	$—	$(23,165)	$—

Net loss attributable to common limited partners per unit:
Basic	$(0.54)	$—	$(0.77)	$—

Diluted	$(0.54)	$—	$(0.77)	$—

Weighted average common limited partner units outstanding:
Basic	30,307	—	29,367	—

Diluted	30,307	—	29,367	—

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED COMBINED BALANCE SHEETS

(unaudited; in thousands)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$25,143	$54,708
Accounts receivable	22,067	19,319
Current portion of derivative asset	16,127	13,801
Subscriptions receivable	—	34,455
Prepaid expenses and other	7,173	7,677

Total current assets	70,510	129,960

Property, plant and equipment, net	752,505	520,883
Goodwill and intangible assets, net	33,193	33,285
Long-term derivative asset	19,554	16,128
Other assets, net	8,090	857

	$883,852	$701,113

LIABILITIES AND PARTNERS’ CAPITAL/EQUITY

Current liabilities:
Accounts payable	$26,006	$36,731
Liabilities associated with drilling contracts	18,757	71,719
Current portion of derivative payable to Drilling Partnerships	15,880	20,900
Accrued well drilling and completion costs	34,936	17,585
Accrued liabilities	21,209	35,952

Total current liabilities	116,788	182,887

Long-term debt	144,000	—
Long-term derivative payable to Drilling Partnerships	8,508	15,272
Asset retirement obligations and other	51,174	45,779

Commitments and contingencies

Partners’ Capital/Equity:
General partner’s interest	8,135	—
Common limited partners’ interests	521,002	—
Equity	—	427,246
Accumulated other comprehensive income	34,245	29,929

Total partners’ capital/equity	563,382	457,175

	$883,852	$701,113

ATLAS RESOURCE PARTNERS, L.P.

Financial and Operating Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net loss attributable to common limited partners per unit - basic	$(0.54)	$—	$(0.77)	$—
Distributable cash flow per unit(1)(2)	$0.43	$—	$0.57	$—
Cash distributions paid per unit(3)	$0.40	$—	$0.52	$—

Production revenues (in thousands):
Natural gas	$15,145	$12,472	$27,844	$26,194
Oil	2,593	3,027	5,380	5,086
Natural gas liquids	1,722	2,224	3,400	4,069

Total production revenues	$19,460	$17,723	$36,624	$35,349

Production volume:(4)(5)
Appalachia: (6)
Natural gas (Mcfd)	34,760	28,208	33,075	28,714
Oil (Bpd)	290	334	297	298
Natural gas liquids (Bpd)	431	472	427	469

Total (Mcfed)	39,086	33,042	37,419	33,314

Barnett: (7)
Natural gas (Mcfd)	28,629	—	28,629	—
Oil (Bpd)	—	—	—	—
Natural gas liquids (Bpd)	47	—	47	—

Total (Mcfed)	28,912	—	28,912	—

New Albany/Antrim:
Natural gas (Mcfd)	3,023	3,192	3,025	3,218
Oil (Bpd)	—	—	—	—
Natural gas liquids (Bpd)	—	—	—	—

Total (Mcfed)	3,023	3,192	3,025	3,218

Niobrara:
Natural gas (Mcfd)	734	399	688	293
Oil (Bpd)	—	—	—	—
Natural gas liquids (Bpd)	—	—	—	—

Total (Mcfed)	734	399	688	293

Total(7):
Natural gas (Mcfd)	58,022	31,799	46,541	32,225
Oil (Bpd)	290	334	297	298
Natural gas liquids (Bpd)	463	472	443	469

Total (Mcfed)	62,541	36,633	50,981	36,825

Average sales prices:(5)
Natural gas (per Mcf) (8)	$3.49	$5.15	$3.81	$5.31
Oil (per Bbl)(9)	$98.31	$99.70	$99.89	$94.32
Natural gas liquids (per Bbl)	$40.85	$51.77	$42.22	$47.95

Production costs:(5)(10)
Lease operating expenses per Mcfe(11)	$0.71	$1.05	$0.84	$1.01
Production taxes per Mcfe	0.11	0.09	0.11	0.10

Total production costs per Mcfe(11)	$0.82	$1.14	$0.95	$1.12

Depletion per Mcfe(5)	$1.67	$2.15	$1.84	$2.06

(1)	A reconciliation from net income to distributable cash flow is provided in the financial tables of this release.
(2)

Calculation consists of distributable cash flow divided by 32,227,945 and 31,490,061 common units for the three and six months ended June 30, 2012, respectively, which represent the weighted average common limited partner units which were paid cash distributions for the respective period subsequent to March 5, 2012, the date of the transfer of assets. Prior to March 5, 2012, no common limited partner units were outstanding.

(3)

Represents the cash distributions declared per limited partner unit for the respective period and paid by ARP within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective quarter. The cash distribution declared of $0.12 per limited partner unit for the 1st quarter 2012 reflects a prorated cash distribution for the 27-day period from March 5, 2012, the date of transfer of the assets to ARP, to March 31, 2012.

(4)

Production quantities consist of the sum of (i) ARP’s proportionate share of production from wells in which it has a direct interest, based on ARP’s proportionate net revenue interest in such wells, and (ii) ARP’s proportionate share of production from wells owned by the investment partnerships in which ARP has an interest, based on its equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(5)

“Mcf” and “Mcfd” represent thousand cubic feet and thousand cubic feet per day; “Mcfe” and “Mcfed” represent thousand cubic feet equivalents and thousand cubic feet equivalents per day, and “Bbl” and “Bpd” represent barrels and barrels per day. Barrels are converted to Mcfe using the ratio of six Mcf’s to one barrel.

(6)	Appalachia consists of ARP’s production located in Pennsylvania, Ohio, New York, West Virginia and Tennessee.
(7)

Volumetric data for Barnett for the three and six months ended June 30, 2012 represents average volumes recognized for the 62-day period from April 30, 2012, the date of acquisition, through June 30, 2012. Total production per day for the Partnership represents total production volume over the 91 and 182 days within the three and six months ended June 30, 2012, respectively.

(8)

ARP’s average sales prices for natural gas before the effects of financial hedging were $2.03 per Mcf and $5.05 per Mcf for the three months ended June 30, 2012 and 2011, respectively, and $2.76 per Mcf and $4.64 per Mcf for the six months ended June 30, 2012 and 2011, respectively. These amounts exclude the impact of subordination of production revenues to investor partners within the investor partnerships. Including the effects of subordination, average natural gas sales prices were $2.87 per Mcf ($1.40 per Mcf before the effects of financial hedging) and $4.31 per Mcf ($4.20 per Mcf before the effects of financial hedging) for the three months ended June 30, 2012 and 2011, respectively, and $3.29 per Mcf ($2.24 per Mcf before the effects of financial hedging) and $4.49 per Mcf ($3.82 per Mcf before the effects of financial hedging) for the six months ended June 30, 2012 and 2011, respectively.

(9)

ARP’s average sales prices for oil before the effects of financial hedging were $94.39 per barrel and $99.70 per barrel for the three months ended June 30, 2012 and 2011, respectively, and $97.60 per barrel and $92.25 per barrel for the six months ended June 30, 2012 and 2011, respectively.

(10)

Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead. These amounts exclude the effects of ARP’s proportionate share of lease operating expenses associated with subordination of production revenue to investor partners within ARP’s investor partnerships. Including the effects of these costs, lease operating expenses per Mcfe were $0.38 per Mcfe ($0.49 per Mcfe for total production costs) and $0.71 per Mcfe ($0.80 per Mcfe for total production costs) for the three months ended June 30, 2012 and 2011, respectively, and $0.56 per Mcfe ($0.67 per Mcfe for total production costs) and $0.70 per Mcfe ($0.80 per Mcfe for total production costs) for the six months ended June 30, 2012 and 2011, respectively.

(11)

The amount for the six months ended June 30, 2011 was adjusted to reflect current period classification resulting from the misclassification of lease operating production expenses and transportation production expenses.

ATLAS RESOURCE PARTNERS, L.P.

CAPITALIZATION INFORMATION

(unaudited; in thousands)

	June 30, 2012	December 31, 2011
Total debt	$144,000	$—
Less: Cash	(25,143)	(54,708)

Total net debt/(cash)	118,857	(54,708)

Partners’ capital/equity	563,382	457,175

Total capitalization	$682,239	$402,467

Ratio of net debt to capitalization	0.17x	0.00x

ATLAS RESOURCE PARTNERS, L.P.

CAPITAL EXPENDITURE DATA

(unaudited; in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Maintenance capital expenditures	$1,750	$3,567	$3,500	$5,233
Expansion capital expenditures	24,944	3,083	42,152	9,149

Total	$26,694	$6,650	$45,652	$14,382

ATLAS RESOURCE PARTNERS, L.P.

Financial Information

(unaudited; in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Adjusted EBITDA and Distributable Cash Flow Summary:
Gas and oil production margin	$18,875	$13,514	$31,534	$27,053
Well construction and completion margin	1,635	1,670	7,659	4,374
Administration and oversight margin	1,315	1,375	4,146	2,736
Well services margin	2,838	3,181	5,414	6,107
Gathering	(1,090)	(645)	(2,450)	(1,880)

Gross Margin	23,573	19,095	46,303	38,390
Est. April Gross Margin for Barnett Acquisition(1)	1,800	—	1,800	—

Adjusted Gross Margin	25,373	19,095	48,103	38,390
Cash general and administrative expenses	(8,753)	(3,276)	(18,040)	(7,518)
Other, net	(61)	4	(43)	(49)

Adjusted EBITDA(2)	16,559	15,823	30,020	30,823
Cash interest expense(3)	(518)	—	(576)	—
Maintenance capital expenditures	(1,750)	(3,567)	(3,500)	(5,233)

Distributable Cash Flow(2)	14,291	12,256	25,944	25,590
Distributable cash flow not attributable to common limited partners and the general partner prior to March 5, 2012 (the date of transfer of assets)(5)	—	(12,256)	(7,880)	(25,590)

Distributable Cash Flow attributable to common limited partners(2)	$14,291	$—	$18,064	$—

Distributions Paid(4)	$13,154	$—	$16,362	$—
per limited partner unit	$0.40	$—	$0.52	$—

Reconciliation of non-GAAP measures to net income (loss)(4):
Distributable cash flow attributable to common limited partners and the general partner	$14,291	$—	$18,064	$—
Distributable cash flow not attributable to common limited partners and the general partner prior to March 5, 2012 (the date of transfer of assets)(5)	—	12,256	7,880	25,590
Est. April gross margin for Barnett Acquisition(1)	(1,800)	—	(1,800)	—
Acquisition and related costs	(8,770)	—	(11,225)	—
Depreciation, depletion and amortization	(10,822)	(8,247)	(19,930)	(15,948)
Amortization of deferred finance costs	(438)	—	(530)	—
Non-cash stock compensation expense	(3,015)	—	(3,015)	—
Maintenance capital expenditures	1,750	3,567	3,500	5,233
Loss on asset disposal	(16)	48	(7,021)	48
Adjustment to reflect cash impact of derivatives	(3,862)	—	(3,862)	—
Premiums paid on swaption derivative contracts (Carrizo Barnett acquisition)	(4,025)	—	(4,976)	—
Other non-cash adjustments(6)	—	151	—	317

Net income (loss)	$(16,707)	$7,775	$(22,915)	$15,240

(1)

Includes estimated gross margin generated for the month of April 2012. ARP consummated the acquisition of the Barnett assets from Carrizo on April 30, 2012, with ARP receiving all of the net cash generated by the assets from January 1, 2012 through April 30, 2012 as an acquisition adjustment, which is not included within ARP’s gross margin for the period. As such, ARP has included this portion of cash received attributable to the month of April 2012 as it will pay a full quarter’s cash distribution for the 2nd quarter 2012 on the units issued in the transaction.

(2)

Adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of ARP believes that adjusted EBITDA and distributable cash flow provide additional information for evaluating ARP’s performance, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within ARP’s financial covenants under its credit facility. Adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(3)	Excludes non-cash amortization of deferred financing costs.
(4)

Represents the cash distributions declared for the respective period and paid by ARP within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective quarter. The six months ended June 30, 2012 includes a cash distribution payment of $0.12 per limited partner unit for the 1st quarter 2012, which reflected a prorated cash distribution for the 27-day period from March 5, 2012, the date of transfer of the assets to ARP, to March 31, 2012.

(5)

In accordance with prevailing accounting literature, ARP has adjusted its historical financial statements to present them combined with the historical financial results of the spin-off assets for all periods prior to its spin-off date of March 5, 2012.

(6)

Includes $0.2 million and $0.3 million of Pennsylvania impact fee for the three and six months ended June 30, 2011, respectively. The fee was instituted by the state of Pennsylvania subsequent to December 31, 2011 for the full year 2011. ARP allocated the fee pro rata to each of the quarterly periods for 2011.

ATLAS RESOURCE PARTNERS, L.P.

Hedge Position Summary

(as of August 7, 2012)

Natural Gas

Fixed Price Swaps
	Average
Production Period Ended December 31,	Fixed Price (per mcf)(a)(b)	Volumes (per mcf)(a)
2012(c)	$3.44	10,973,419
2013	$3.96	18,629,668
2014	$4.32	14,187,262
2015	$4.55	9,880,206
2016	$4.68	7,014,891

Costless Collars
	Average	Average
Production Period Ended December 31,	Floor Price (per mcf)(a)(b)	Ceiling Price (per mcf)(a)(b)	Volumes (per mcf)(a)
2012(c)	$4.45	$5.71	2,057,143
2013	$4.78	$5.88	5,257,143
2014	$4.60	$5.54	3,657,143
2015	$4.61	$5.55	3,314,286

Put Options
	Average
Production Period Ended December 31,	Fixed Price (per mcf)(a)(b)	Volumes (per mcf)(a)
2012(c)	$2.80	1,482,857
2013	$3.35	1,020,000

Crude Oil

Fixed Price Swaps
	Average
Production Period Ended December 31,	Fixed Price (per bbl)(a)	Volumes (per bbl)(a)
2012(c)	$103.80	13,500
2013	$100.67	18,600
2014	$97.69	36,000
2015	$89.50	45,000

Costless Collars
	Average	Average
Production Period Ended December 31,	Floor Price (per bbl)(a)	Ceiling Price (per bbl)(a)	Volumes (bbls)(a)
2012(c)	$90.00	$117.91	30,000
2013	$90.00	$116.40	60,000
2014	$84.17	$113.31	41,160
2015	$83.85	$110.65	29,250

(a)	“Mcf” represents thousand cubic feet; “bbl” represents barrel.
(b)	Includes an estimated positive basis differential and Btu (British thermal units) adjustment.
(c)	Reflects hedges covering the last six months of 2012.